FOR IMMEDIATE RELEASE CONTACT: Sherry Lauderback VP, Investor Relations & Communications (248) 631-5506 sherrylauderback@trimascorp.com TRIMAS ANNOUNCES APPOINTMENT OF JEFF GREENE TO BOARD OF DIRECTORS BLOOMFIELD HILLS, Michigan, December 13, 2018 – TriMas (NASDAQ: TRS) announced today that its Board of Directors has appointed Jeffrey Greene as a new director. Mr. Greene currently serves as an advisor, and is the founding partner, of Orion Advisors Group, a firm specializing in supporting companies with buy-side due diligence, operations planning, supply chain optimization and executive development. “We are excited to have Jeff join our team as a member of TriMas’ Board of Directors,” said Thomas A. Amato, TriMas’ President and Chief Executive Officer. “He brings significant leadership and governance experience, with more than 35 years at companies in the packaging, consumer products and industrial markets. In particular, Jeff brings to TriMas’ Board proven executive leadership with packaging companies and relevant skills that will complement our existing Board as we shape TriMas’ future.” Mr. Greene currently serves on the boards of Pretium Packaging, Tekniplex and The Thiele Kaolin Company, and previously served on the board of CSP Technologies, until it was sold earlier this year, as well as the board of the Solo Cup Company. Previously, he served as President and Chief Executive Officer of Consolidated Container, an approximately $850 million in revenue, rigid plastic packaging company, which served a variety of end markets and had more than 50 manufacturing sites in North America. During his tenure at Consolidated Container, Mr. Greene successfully executed multiple acquisitions and repositioned the company as a growth leader in target markets while improving margins and returns. In addition, he held the roles of Senior Vice President – Consumer Packaging Group of Consolidated Container; Senior Vice President – Operations of Exopack; and President – CPG Products and Director – Strategic Accounts of Union Camp. Mr. Greene has decades of experience in the packaging and consumer packaged goods space. Mr. Greene earned a Bachelor of Science from Springfield College in Springfield, Mass. and has participated in several executive education programs through Harvard, Northwestern and Wharton. With the appointment of Mr. Greene, TriMas’ Board of Directors now consists of nine members, eight of whom are independent. About TriMas TriMas is a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil & gas end markets with approximately 4,000 dedicated employees in 13 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which we report in three segments: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com. # # #